As filed with the Securities and Exchange Commission on May 18, 2009
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
COMSYS IT PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-1930691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4400 Post Oak Parkway, Suite 1800
Houston, TX 77027
(Address, including zip code, of principal executive offices)

(713) 386-1400
(Registrant’s telephone number, including area code)

COMSYS IT Partners, Inc. 2004 Stock Incentive Plan
(Full title of the plan)

Ken R. Bramlett, Jr.
Senior Vice President, General Counsel and Corporate Secretary
COMSYS IT Partners, Inc.
4400 Post Oak Parkway, Suite 1800
Houston, TX 77027
(713) 386-1400
(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copy to:
Michael J. Denny
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC  28202
(704) 331-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount to be	maximum offering	aggregate offering	Amount of
Title of Securities to be registered	registered (1)	price per share (2)	price (2)	Registration Fee
Common Stock, $0.01 par value per share	1,250,000	$4.93	$6,162,500	$343.87

(1)	These shares are issuable under the COMSYS IT Partners, Inc. 2004 Stock Incentive Plan, as amended, upon the exercise of options, the vesting of restricted stock awards or the exercise or vesting of certain other awards. The aggregate number of shares of common stock that may be issued under the registrant’s 2004 Stock Incentive Plan, as amended, is 3,000,000 shares, which includes 1,159,669 shares of common stock previously registered on the Registration Statement on Form S-8, File No. 333-120334, filed by the registrant on November 9, 2004 and 590,331 shares of common stock previously registered on the Registration Statement on Form S-8, File No. 333-147475, filed by the registrant on November 16, 2007. The amount of shares being registered includes an indeterminate number of additional shares that may be issuable due to stock splits, stock dividends or similar transactions, in accordance with Rule 416(c) under the Securities Act.

(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on The Nasdaq Global Market on May 13, 2009.

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by COMSYS IT Partners, Inc., a Delaware corporation (“we” or the “Company”), for the purpose of registering 1,250,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for offer and sale under the Company’s 2004 Stock Incentive Plan, as amended, (the “2004 Plan”) pursuant to an amendment to the 2004 Plan approved by the Company’s stockholders on May 13, 2009 (the “Amendment”). After taking into account the shares added by the Amendment, the aggregate number of shares of Common Stock that may be issued under the 2004 Plan is 3,000,000, which includes 1,159,669 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-120334, filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2004 (the “Original Registration Statement”) and 590,331 shares of common stock previously registered on the Registration Statement on Form S-8, File No. 333-147475, filed by the registrant on November 16, 2007 (the “Second Registration Statement”). Pursuant to Instruction E to Form S-8, the Company hereby incorporates the Original Registration Statement and the Second Registration Statement by reference. The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act and relates to this Registration Statement, the Original Registration Statement and the Second Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Company’s officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed on March 11, 2009 (which incorporates by reference portions of the Company’s Proxy Statement filed on April 13, 2009);

(b)	the Company’s Quarterly Report on Form 10-Q filed on May 7, 2009;

(c)	the Company’s Current Reports on Form 8-K filed on January 5, 2009, February 3, 2009, February 19, 2009, March 24, 2009, April 30, 2009 and May 14, 2009; and

(d)	the description of the Common Stock contained in the Registration Statement on Form 8-A/A, filed on November 2, 2004.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. The Company is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not considered “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
Delaware Law
     Section 145 of the Delaware General Corporation Law (“DGCL”), permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:
•	for any breach of the director’s duty of loyalty to the company or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

•	for any transaction from which the director derives an improper personal benefit.
This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
     If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Certificate of Incorporation and Bylaws
     Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
     The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

     The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.
     Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Indemnification Agreements
     We are a party to indemnification agreements with our executive officers and directors. Pursuant to such indemnification agreements, we are obligated to indemnify each such individual to the fullest extent permitted by our certificate of incorporation, our bylaws and applicable law, as the same exists or may hereafter be amended or replaced (but only to the extent that such change authorizes broader indemnification rights than were permitted prior thereto). We will indemnify each such indemnitee against any and all expenses or losses in the event any such indemnitee was, is or becomes party to, or was or is threatened to be made party to, or was or is otherwise involved in, any proceeding, whether civil, criminal, administrative or investigative, by virtue of his or her status as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of our corporation or another entity, trust or enterprise (when holding such corporate status at our request). We also agreed to indemnify each such indemnitee against any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under the indemnification agreement. Notwithstanding the foregoing, no indemnification obligations arise (i) in the event a proceeding was initiated or brought voluntarily by such indemnitee against us or our directors, officers, employees or other indemnitees and the board of directors has not authorized or consented to the initiation of such proceeding, or (ii) for an accounting of profits made from the purchase and sale by such indemnitee of our securities within the meaning of Section 16(b) of the Exchange Act or any similar successor statute.
     We also agreed to indemnify any indemnitee who, by reason of his or her corporate status described in the immediately preceding paragraph, is a witness in any proceeding to which such person is not a party, against all expenses actually and reasonably paid or incurred by such indemnitee in connection therewith. We are also obligated to advance any expenses (except the amount of any settlement) actually and reasonably paid or incurred by the indemnitee in connection with any proceeding (except those proceedings initiated by such indemnitee that are not authorized by the board of directors) to the fullest extent permitted by law upon delivery of the requisite undertaking to repay such advances, if it is ultimately adjudicated that such person is not entitled to indemnification.
Merger Agreement
     The Agreement and Plan of Merger dated as of July 19, 2004, as amended, referred to as the merger agreement, provides for the continuation, after the merger, of all rights to indemnification by COMSYS Holding, Inc. (“Old COMSYS”) or any of its subsidiaries in favor of any person or entity who is, has been or becomes prior to the effective time of the merger an officer, director or employee of Old COMSYS or any of its subsidiaries, any person who acts as a fiduciary under any employee benefit plan of Old COMSYS or its subsidiaries, and any other person whom Old COMSYS has designated in its certificate of incorporation as being entitled to indemnification rights. Since September 30, 2004, we have been responsible for paying and performing such indemnification obligations.
     The merger agreement provides that for six years after the merger, we will indemnify and defend the indemnified parties referenced above and hold them harmless against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in these capacities that occurred at or prior to the merger. We will also reimburse each such indemnified party for any legal or other expenses they reasonably incur in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as the expenses are incurred.
     In addition, for a period of six years following the merger, we agreed to maintain directors’ and officers’ liability insurance for the benefit of the then present and former officers and directors of Old COMSYS with respect to claims arising from actions or omissions occurring before the merger. This insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage then provided by Old COMSYS to these individuals, subject to the limitation that we will not be required to spend an amount in any year that is more than 300% of the aggregate annual premiums paid for this insurance by Old COMSYS at the time of the merger.
Item 8. Exhibits.
     See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) of Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 18th day of May, 2009.

By:	/s/ Amy Bobbitt
Name: Amy Bobbitt
Title: Senior Vice President and Chief Accounting Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ken R. Bramlett, Jr. and Amy Bobbitt, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2009.

/s/ Larry L. Enterline Larry L. Enterline	Chief Executive Officer and Director (principal executive officer)

/s/ Amy Bobbitt Amy Bobbitt	Senior Vice President and Chief Accounting Officer (principal financial and accounting officer)

/s/ Frederick W. Eubank II Frederick W. Eubank II	Director

/s/ Robert Fotsch Robert Fotsch	Director

/s/ Robert Z. Hensley Robert Z. Hensley	Director

/s/ Victor E. Mandel Victor E. Mandel	Director

/s/ Courtney R. McCarthy Courtney R. McCarthy	Director

Elias J. Sabo	Director

EXHIBIT INDEX

		Incorporated by Reference
Exhibit			Exhibit
Number	Exhibit Description	Form	Number	Filing Date

3.1	Amended and Restated Certificate of Incorporation of COMSYS IT Partners, Inc.	8-K	3.1	October 4, 2004

3.2	Amended and Restated Bylaws of COMSYS IT Partners, Inc.	8-K	3.2	October 4, 2004

3.3	First Amendment to the Amended and Restated Bylaws of COMSYS IT Partners, Inc.	8-K	3.1	May 4, 2005

4.1	Registration Rights Agreement, dated as of September 30, 2004, between COMSYS IT Partners, Inc. and certain of the old COMSYS Holdings stockholders party thereto	8-A/A	4.2	November 2, 2004

4.2	Amendment No. 1 to Registration Rights Agreement dated April 1, 2005 between COMSYS IT Partners, Inc., and certain of the old COMSYS Holdings stockholders party thereto	10-Q	4.2	May 6, 2005

4.3	Amended and Restated Registration Rights Agreement, dated as of September 30, 2004, between COMSYS IT Partners, Inc. and certain of the old Venturi stockholders party thereto	8-A/A	4.3	November 2, 2004

4.4	Amendment No. 1 to Amended and Restated Registration Rights Agreement dated April 1, 2005 between COMSYS IT Partners, Inc., and certain of the old Venturi stockholders party thereto	10-Q	4.4	May 6, 2005

4.7#	Common Stock Purchase Warrant dated as of April 14, 2003, issued by the Company in favor of BNP Paribas	8-K	99.16	April 25, 2003

4.8	Specimen Certificate for Shares of Common Stock	10-K	4.6	April 1, 2005

5.1*	Opinion of K&L Gates, LLP

10.1	2004 Stock Incentive Plan, as amended	Proxy Statement	Appendix A	April 13, 2009

10.2	Form of Stock Option Agreement	S-8	10.2	November 16, 2007

10.3	Form of Restricted Stock Award Agreement	S-8	10.3	November 16, 2007

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of K&L Gates, LLP (included in Exhibit 5.1)

24*	Power of Attorney (included on signature page)

*	filed herewith